Exhibit 99.(a)

Date: 8/19/2024

AILEEN COLLENDER

7 ST. PAUL STREET SUITE 820

BALTIMORE MD 21202

THIS LETTER IS TO CONFIRM ACCEPTANCE OF THE FOLLOWING FILING:

ENTITY NAME	: C1 FUND Inc.

DEPARTMENT ID	: D25301813
TYPE OF REQUEST	: Articles of Incorporation
DATE FILED	: 8/16/2024
TIME FILED	: 9:12 AM
FILING NUMBER	: 5000000010156908
CUSTOMER ID	: 5001519035
WORK ORDER NUMBER	: I422925088

PLEASE VERIFY THE INFORMATION CONTAINED IN THIS LETTER. NOTIFY THIS DEPARTMENT IN WRITING IF ANY INFORMATION IS INCORRECT. INCLUDE THE CUSTOMER ID AND THE WORK ORDER NUMBER ON ANY INQUIRIES. EVERY YEAR THIS ENTITY MUST FILE A PERSONAL PROPERTY RETURN IN ORDER TO MAINTAIN ITS EXISTENCE EVEN IF IT DOES NOT OWN PERSONAL PROPERTY. THE RETURN IS FOUND ON THE SDAT WEBSITE.

Maryland Department of Assessments and Taxation

700 East Pratt Street, 2nd Flr, Ste 2700

Baltimore, Maryland 21202

www.dat.maryland.gov

410-767-1184 (Main) 1-888-246-5941 (Toll-Free)

1-800-735-2258 (Maryland Relay)

EFFECTIVE DATE	: 8/16/2024
PRINCIPAL OFFICE	: 7 ST. PAUL STREET SUITE 820
BALTIMORE MD 21202

RESIDENT AGENT	: CSC-LAWYERS INCORPORATING SERVICE COMPANY

7 ST. PAUL STREET SUITE 820
BALTIMORE MD 21202

Maryland Department of Assessments and Taxation

700 East Pratt Street, 2nd Flr, Ste 2700

Baltimore, Maryland 21202

www.dat.maryland.gov

410-767-1184 (Main) 1-888-246-5941 (Toll-Free)

1-800-735-2258 (Maryland Relay)

Acknowledgment Number:

C1 FUND INC.

ARTICLES OF INCORPORATION

The undersigned, David Hytha, whose post office address is 530 Lytton Avenue, 2nd Floor, Palo Alto, CA 94301, being at least 18 years of age and duly authorized to execute being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE I

NAME

The name of the Corporation is: C1 Fund Inc. (the “Corporation”).

ARTICLE II

PURPOSES

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The name and address of the resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation. The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.

Acknowledgment Number:

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1.         Number, Vacancies, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Corporation’s board of directors (the “Board of Directors” or “Directors”). The number of Directors of the Corporation is three, which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the “Bylaws”), or the charter of the Corporation (the “Charter”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”) or the 1940 Act. A director shall have the qualifications, if any, specified in the Bylaws. The names of the Directors who shall serve until their successors are duly elected and qualify are:

Michael Lempres

Michael (Xu) Zhao

Najamul Kidwai

The Board of Directors shall fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors. Further, subject to applicable requirements of the 1940 Act, the Corporation elects, at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined below) or as may be required by the 1940 Act, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

On the first date on which the Corporation shall have more than one stockholder of record, the Directors (other than any director elected solely by holders of one or more class of Preferred Stock in connection with dividend arrearages) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The current term of office of directors of Class I shall then expire at the Corporation’s next annual meeting of stockholders; the current term of office of directors of Class II shall expire at the Corporation’s second annual meeting of stockholders following classification of the Board of Directors; and the current term of office of directors of Class III shall expire at the Corporation’s third annual meeting of stockholders following classification of the Board of Directors. Following such terms, at each annual meeting of stockholders, a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election. Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her prior death, resignation or removal.

Section 4.2.         Extraordinary Actions. Except as specifically provided in Section 4.6 (relating to removal of Directors) and Section 6.2 (relating to approval of certain actions and certain amendments to the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

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Section 4.3.          Quorum. Quorum shall be established in the manner as set forth in the Bylaws of the Corporation.

Section 4.4.          Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or Bylaws.

Section 4.5.          Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no stockholder shall have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which the Corporation may issue or sell. No stockholder shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor statute (including to the extent such rights become available under Section 3-708(a) of the MGCL or any successor statute).

Section 4.6.         Determinations by the Board of Directors. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

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Section 4.7.         Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

Section 5.1.        Authorized Shares. The Corporation has authority to issue 500,000,000 shares of common stock, $0.00001 par value per share (“Common Stock”). The aggregate par value of all authorized shares having a par value is $5,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2.         Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may classify or reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.

Section 5.3.         Preferred Stock. The Board of Directors may classify or reclassify any unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.

Section 5.4.         Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the Department of Assessments and Taxation of the State of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document accepted for record by or filed with SDAT.

Acknowledgment Number:

Section 5.5.         Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection. Prior to making the Corporation’s books of account, stock ledger, or other specified documents of the Corporation available for inspection, the Board of Directors or its designee may impose reasonable restrictions on a stockholder’s use of the Corporation’s books of account, stock ledger, or other specified documents of the Corporation. Nothing in this Section 5.5 shall be interpreted to expand the rights of a stockholder to obtain or inspect the books and records of the Corporation under applicable law.

Section 5.6.         Charter and Bylaws. All persons who acquire stock of the Corporation acquire the same, and the rights of all stockholders and the terms of all stock are, subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 6.1.         Amendments Generally. The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, Directors and officers are granted subject to this reservation.

Section 6.2.          Approval of Certain Extraordinary Actions and Charter Amendments. The approval by the stockholders of the following extraordinary actions and amendments to the Charter require the affirmative vote of the stockholders entitled to cast at least 80% of the votes entitled to be cast generally in the election of Directors, with holders of each class or series of shares voting as a separate class:Any amendment to the Charter to make the shares of Common Stock “redeemable securities” and any other proposal to convert the Corporation from a “closed-end company” to an “open-end company” (as defined in the 1940 Act);

(b)          The liquidation or dissolution of the Corporation and any amendment to the Charter to effect such liquidation or dissolution; and

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(c)         Any amendment to, or any amendment inconsistent with the provisions of, Section 4.1, Section 4.2, Section 4.7 or this Section 6.2;

provided, however, that, if the Continuing Directors (as defined below), by a vote of at least a majority of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal, transaction or amendment referred to in Section 6.2 (a)-(c) above, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (b) above, if such transaction is approved by the Continuing Directors, by a vote of at least majority of such Continuing Directors, no stockholder approval of such transaction shall be required unless the MGCL, the 1940 Act or another provision of the Charter or Bylaws otherwise requires such approval. For purposes of this Article VI, “Continuing Directors” shall mean (i) the Directors identified in Section 4.1, (ii) the Directors who are nominated for election by the Board of Directors to fill vacancies on the Board of Directors and approved by a majority of the Directors identified in Section 4.1 or (iii) any successor directors nominated for election and approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board of Directors at the time of the nomination or election, as applicable.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

AND ADVANCE OF EXPENSES

Section 7.1.         Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.2.       Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or

(b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board of Directors may take such actions as necessary to carry out this Section 7.2. The indemnification and payment or reimbursement of expenses provided in this Charter or the Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

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Notwithstanding the foregoing, any advancement of expenses pursuant to this Section 7.2 shall not be made to any person except upon, and only upon, delivery to the Corporation of (A) a written affirmation by such person of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation under the MGCL has been met and (B) a written undertaking by or on behalf of such person to repay any advancement of expenses if it ultimately shall be determined by a final, nonappealable judicial decision that such person has not met the applicable standard of conduct necessary for indemnification under the MGCL. Any such undertaking shall be an unlimited, non-interest bearing general obligation of such person but need not be secured and shall be accepted by the Corporation without reference to the financial ability of such person to make repayment.

Section 7.3.          1940 Act. At such time as the Corporation is registered under the 1940 Act or otherwise elects to be subject thereto, the provisions of this Article VII shall be subject to the requirements and limitations of the 1940 Act.

Section 7.4.          Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VIII

INVESTMENT COMPANY ACT

At such time as the Corporation is registered under the 1940 Act or otherwise elects to be subject thereto, in the event of any irreconcilable conflict with the Charter and the requirements and limitations of the 1940 Act, the requirements and limitations of the 1940 Act shall prevail.

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ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim (as such term is defined in the MGCL), (b) any derivative action or proceeding brought on behalf of the Corporation, (c) any action asserting a breach of the standard of conduct by a Director or a claim of breach of any duty owed by a director or officer of the Corporation to the Corporation or to the directors or stockholders of the Corporation, or (d) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the bylaws, or this charter, or (e) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine under

Maryland law. With respect to any proceeding described in the foregoing sentence that is in the Circuit Court for Baltimore City, Maryland, the Corporation and its stockholders consent to the assignment of the proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 or any successor thereof. Unless the Corporation consents in writing to the selection of a different forum, to the fullest extent permitted by applicable law, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, the Securities Exchange Act of 1934 or the 1940 Act, in each case as amended. Any stockholder of the Corporation shall be deemed to have notice of and consented to this Article IX.

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Acknowledgment Number:

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same be my act on this 16th day of August, 2024.

/s/ David Hytha
David Hytha
Incorporator

Acknowledgment Number:

I, HEREBY CONSENT TO MY DESIGNATION AS RESIDENT AGENT FOR THIS ENTITY.

/s/ ELINAM RENNER
ELINAM RENNER
ASSISTANT VICE PRESIDENT
CSC-LAWYERS INCORPORATING SERVICE COMPANY